Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form F-4 of Anheuser-Busch InBev SA/NV of our report dated February 27, 2008, relating to the financial statements of Anheuser-Busch Companies, Inc. as of December 31, 2007 and 2006 and for the three years ended December 31, 2007. We also consent to the use in this Registration Statement of our report dated April 14, 2010, relating to the financial statements of the Anheuser-Busch US Beer and Packaging reporting entities as of and for the year ended December 31, 2009, and our report dated June 26, 2009, relating to the financial statement of Anheuser-Busch Companies, Inc. as of December 31, 2008; such financial statements are not separately presented in this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, MO May 20, 2010